EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Kathleen T. Powers 262-636-1687  k.t.powers@na.modine.com

Modine Reports Fourth Quarter Fiscal 2012 Operating Income of $18.5 million and Full Year Diluted Earnings Per Share of $0.83

RACINE, WI, June 1, 2012 - Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported its financial results for the fourth quarter ended March 31, 2012. Highlights versus the same period last year include:

●	Sales of $388.7 million, down 2.0 percent;
●	Gross margin of 16.8 percent, up 160 basis points;
●	Operating income of $18.5 million, up $10.7 million or 136 percent;
●	Net earnings of $16.2 million, up $4.2 million or 35 percent; and
●	Diluted earnings per share of $0.34, up 36 percent.

“We finished the year with another solid quarter, including significant improvements in gross margin and earnings from operations," said Modine President and Chief Executive Officer, Thomas A. Burke. "We delivered earnings per share of $0.83 for the full year, a substantial improvement over the prior year.”

Fourth Quarter Financial Results

Net sales in the fourth quarter of fiscal 2012 decreased $8.0 million, or 2.0 percent, from the fourth quarter of fiscal 2011. Excluding the impact of foreign currency translation, net sales increased 0.2 percent from the prior year.  As expected, sales decreased in the South America segment after the strong pre-buy of commercial vehicles ahead of the January 1, 2012 change in emissions standards.   In addition, sales in Europe were below prior year, largely due to the impact of foreign currency translation and the expected wind down of some non-strategic business.  Gross profit increased 8.2 percent, or $5.0 million, resulting in a gross margin of 16.8 percent, up 160 basis points from the prior year.  The increase was largely due to improved plant performance, lower material costs, and higher tooling profits in the current quarter, and $2.7 million of unfavorable inventory adjustments in the fourth quarter of fiscal 2011.  Selling, general and administrative (SG&A) expense decreased $5.7 million or 10.8 percent year over year, primarily due to lower pension expense and higher customer reimbursement of development costs. Operating income increased $10.7 million to $18.5 million, a 136 percent improvement from the fourth quarter of fiscal 2011, as a result of the higher gross profit and lower SG&A expense. Other income of $0.4 million represents a $1.0 million decrease from other income of $1.4 million during the same period last year. Net earnings of $16.2 million represent a $4.2 million or 35 percent improvement, from net earnings attributable to Modine of $12.0 million for the same period last year.

Net debt was $132.8 million at the end of the quarter, a decrease of $6.6 million from the end of the third quarter of fiscal 2012, including $31.4 million of cash on hand at the end of the quarter.

During the quarter, the company discovered that it was incorrectly applying value added tax (“VAT”) in the Original Equipment – Europe segment on certain complex cross border transactions.   The company continues to work through the assessment of these errors and has estimated a cumulative liability of $10.0 million, spread over 8 years, of which $0.2 million relates to the fourth quarter, $0.2 million relates to the first three quarters of fiscal 2012 and $9.6 million relates to prior years.  The company has revised prior period financial statements to correct for these errors and is developing plans to ensure that VAT is properly assessed on all future cross border transactions.

Fourth Quarter Segment Results

Original Equipment - North America segment sales increased 1.1 percent to $157.3 million, compared to $155.6 million one year ago. The increase was driven primarily by higher volumes in the heavy duty truck and off highway markets, partially offset by lower tooling sales and decreases in the specialty vehicle market and in the automotive sector. As previously announced, sales volumes in the automotive sector are decreasing as certain North American automotive programs wind down.  Gross margin improved 360 basis points to 17.2 percent, driven primarily by increased plant performance, lower materials and benefits costs, and unfavorable inventory adjustments in the fourth quarter fiscal 2011 results. Operating income increased $8.0 million or 105 percent to $15.5 million compared to the prior year, due to higher gross profit and lower SG&A expense. SG&A expense was lower mainly due to lower pension expense and higher prototype and testing recoveries.

South America segment sales decreased 15.6 percent to $37.4 million, compared to $44.3 million one year ago. Excluding the impact of foreign currency translation, sales decreased 10.5 percent from the prior year.  The sales decline was expected due to the pre-buy of commercial vehicles in the third fiscal quarter ahead of the January 1, 2012 change in emissions standards.  Operating income of $0.5 million was lower than the prior year by $2.5 million on the lower sales volumes.

Original Equipment - Europe segment sales decreased 3.7 percent to $144.1 million, compared to $149.7 million in the prior year.  Excluding the impact of foreign currency translation, sales increased 0.5 percent over the prior year.  Gross margin improved 120 basis points to 14.6 percent from the same period last year, primarily due to mix of relatively higher margin products, lower material costs and higher tooling profits. Operating income increased to $10.9 million, a $4.4 million improvement from the prior year, due to higher gross profit and lower SG&A expense.  SG&A expense was lower mainly due to higher customer reimbursement of development costs in fiscal 2012 and lower impairment charges versus the prior year.

Original Equipment - Asia segment sales decreased 1.1 percent to $22.0 million, while gross margin fell to 8.0 percent compared to a gross margin of 9.4 percent one year ago. This performance reflects an expected decrease in non-strategic vehicular HVAC sales from the Shanghai China plant, partially offset by sales increases from other Asian facilities.  Operating income decreased $0.4 million to a loss of $1.0 million compared to a loss of $0.6 million in the prior year, as a result of lower gross profit and higher SG&A expense.

Commercial Products segment sales increased 8.6 percent to $33.6 million compared to $30.9 million one year ago, primarily due to market share gains from new product introductions in the United Kingdom. Operating income increased $0.6 million from the prior year to $2.2 million and operating margin increased 150 basis points, from 5.1 to 6.6 percent.  The operating income improvement is primarily due to increased gross profit on the higher sales.  The operating margin increase was driven largely by leveraging flat SG&A expense against the higher sales volume.

Full Year Fiscal 2012 Overview

The company completed fiscal 2012 with strong year-over-year results.  In fiscal 2012, sales increased 8.9 percent to $1.577 billion and gross margin improved 30 basis points from 16.0 percent in fiscal 2011 to 16.3 percent in fiscal 2012.  The improved sales and gross margin resulted in net earnings attributable to Modine of $39.1 million or $0.83 per fully diluted share.

“These results show continued improvement over the prior year,” Burke commented.  “Our North American business is strong, and the launch activity in Europe has us on a positive path to meet our objectives in the segment.  As stated last quarter, we will need to restructure our European operations over the next two to three years to align our cost structure with our strategy of growing the commercial vehicle segment as non-strategic automotive module programs wind down.”

Outlook

"In fiscal 2013, new business wins will roughly offset the impact on sales from the wind down of automotive module programs,” Burke commented.  “However, we expect that revenues will also be impacted by continuing weak end markets around the globe and unfavorable foreign currency conditions.  This will be a transitional year for us in Europe, as we feel the most significant impact from the planned wind down of the BMW business, continue the transition from automotive to commercial vehicle business, and begin implementing our restructuring plan.  However, we are confident in the long-term benefits of these actions."

The company has the following expectations for fiscal 2013, excluding European restructuring:

●	Weaker economic conditions in several key markets, including Europe, South America, and Asia;
●	Year-over-year sales down 5 to 10 percent, including approximately $80 million of planned program reductions;
●	Operating income margin in the range of 3.5 to 4 percent; and
●	Earnings per diluted share of $0.60 to $0.70.

The company is implementing a restructuring program designed to align the cost structure in Europe with the strategic focus on the commercial vehicle market.  The company expects actions will include exiting certain non-core product lines, reducing manufacturing costs, implementing headcount reductions, and disposing of or selling certain fixed assets.

The company will implement this plan over the next two years, with the goal of achieving the following financial targets thereafter:

●	Gross margin in the 15 to 17 percent range;
●	Annual SG&A savings of €5 million to €7 million (approximately $6 million to $9 million);
●	Operating margins of 8 to 10 percent; and
●	Return on average capital employed of 15 percent for the segment.

The company anticipates cash costs related to the restructuring program spread over multiple years to range from €10 million to €20 million (approximately $13 million to $25 million) plus some additional non-cash charges.

"There are exciting times ahead for Modine," Burke commented.  "While fiscal 2013 will be a transitional year, we have net new booked business of over $250 million at current market expectations, the bulk of which will benefit the company in fiscal 2014 and 2015.  This new business, combined with market improvements and the benefit of our strategic business initiatives, gives me great confidence in Modine’s future."

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Friday, June 1, 2012 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its fiscal 2012 fourth quarter results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. The dial-in phone number for the audio portion of the call is 800.510.0146 (international dial-in 617.614.3449); access code 75576493. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and the slides will be available on the investor relations section of the Modine website at www.modine.com after June 1, 2012. A call-in replay will be available through midnight on June 8, 2012, at 888.286.8010 (international replay 617.801.6888); access code 11290777. The company will furnish a transcript of the call to the U.S. Securities Exchange Commission, and post it on to the company's website, after June 4, 2012.

About Modine

Modine, with fiscal 2012 revenues of $1.6 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment and refrigeration systems. The company employs approximately 6,600 people at 29 facilities worldwide in 15 countries. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, including the information provided under "Outlook," accompanied by phrases such as "believes," "estimates," "expects," "plans," "anticipates," "intends," and other similar "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, those described under "Risk Factors" in Item 1A of Part I of the company's Annual Report on Form 10-K for the year ended March 31, 2011 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2011, September 30, 2011, and December 31, 2011. Other risks and uncertainties include, but are not limited to, the following: operational inefficiencies as a result of program launches and product transfers; uncertainties regarding the costs and benefits of Modine’s European restructuring program; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including currency exchange rate fluctuations (particularly the value of the euro and Brazilian real relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, and restrictions associated with importing and exporting and foreign ownership, and in particular the recent slowing of certain markets in China and the economic uncertainties in the European Union; the impact on Modine of increases in commodity prices, particularly aluminum and copper, and its ability to pass these prices on to customers; Modine's continued ability to successfully execute its strategic and operational plans; the nature of the vehicular industry and the dependence of this industry on the health of the economy; costs and other effects of environmental remediation or litigation; the possibility that other or more significant issues may be identified in the ongoing assessment of errors in applying VAT in the Original Equipment- Europe segment; and other risks and uncertainties identified by the company in public filings with the U.S. Securities and Exchange Commission. The company does not assume any obligation to update any forward-looking statements.

Financial Disclosures

Net debt, free cash flow and return on average capital employed (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as performance measures to judge profitability and liquidity. These measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. However, these measures are not, and should not be, viewed as substitutes for the GAAP measures. The presentations of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition - Net debt

The sum of short- and long-term debt, less cash on hand. This is an indicator of the company's debt position after considering on hand cash balances.

Definition - Free cash flow

The sum of net cash provided by (used for) operating and investing activities adjusted to exclude prepayment penalties on senior notes. This is a liquidity measure of the cash available after funding ongoing operations and capital expenditures.

Definition – Return on average capital employed (ROACE)

Operating income, less a 30 percent income tax rate, less minority interest; divided by the average of debt plus Modine shareholders’ equity.  This is a financial measure of the profit generated on the total capital invested in the company.

- Financial tables follow -

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
(In thousands, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2012	2011*	2012	2011*
Net sales	$388,717	$396,758	$1,577,152	$1,448,235
Cost of sales	323,429	336,442	1,319,605	1,215,979
Gross profit	65,288	60,316	257,547	232,256
Selling, general & administrative expenses	46,745	52,453	189,296	189,335
Operating income	18,543	7,863	68,251	42,921
Interest expense	3,303	3,484	12,483	33,723
Other (income) expense - net	(422)	(1,432)	7,130	(3,625)
Earnings from continuing operations before income taxes	15,662	5,811	48,638	12,823
(Benefit from) provision for income taxes	(629)	(6,163)	10,013	4,543
Earnings from continuing operations	16,291	11,974	38,625	8,280
Earnings (loss) from discontinued operations (net of income taxes)	87	(5)	824	(3,047)
Net earnings	16,378	11,969	39,449	5,233
Less: Net earnings attrbutable to noncontrolling interest	204	-	343	-
Net earnings attributable to Modine Manufacturing Company	$16,174	$11,969	$39,106	$5,233

Earnings from continuing operations attributable to Modine common shareholders:
Basic	$0.35	$0.26	$0.82	$0.18
Diluted	$0.34	$0.25	$0.81	$0.18

Net earnings attributable to Modine common shareholders:
Basic	$0.35	$0.26	$0.84	$0.11
Diluted	$0.34	$0.25	$0.83	$0.11

Weighted average shares outstanding:
Basic	46,537	46,330	46,477	46,167
Diluted	46,858	47,055	46,881	46,729

Comprehensive earnings (loss), which represents net earnings adjusted by the post-tax change in foreign-currency translation, the effective portion of cash flow hedges and change in benefit plan adjustment recorded in shareholders' equity, for the three month periods ended March 31, 2012 and 2011 were ($17,658) and $34,358, respectively, and for the twelve month periods ended March 31, 2012 and 2011, were ($28,692) and $32,647, respectively.

Condensed consolidated balance sheets (unaudited)
(In thousands)
	March 31, 2012	March 31, 2011 *
Assets
Cash and cash equivalents	$31,445	$32,930
Trade receivables - net	216,103	219,189
Inventories	121,450	122,629
Other current assets	59,082	53,680
Total current assets	428,080	428,428
Property, plant and equipment - net	412,059	430,295
Other noncurrent assets	53,871	59,019
Total assets	$894,010	$917,742

Liabilities and shareholders' equity
Debt due within one year	$19,721	$9,087
Accounts payable	156,907	177,549
Other current liabilities	118,505	141,348
Total current liabilities	295,133	327,984
Long-term debt	144,560	138,582
Deferred income taxes	12,297	9,988
Other noncurrent liabilities	115,589	88,876
Total liabilities	567,579	565,430
Total equity	326,431	352,312
Total liabilities & equity	$894,010	$917,742

*	Prior period results have been revised to reflect the correction of errors which are immaterial to prior periods, but too significant to correct in the fourth quarter of fiscal 2012.

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
(In thousands)
Twelve months ended March 31,	2012	2011 *

Cash flows from operating activities:
Net earnings	$39,449	$5,233
Adjustments to reconcile net earnings with net cash provided by operating activities:
Depreciation and amortization	57,690	56,492
Other - net	14,032	5,799
Net changes in operating assets and liabilities	(65,413)	(46,712)
Net cash provided by operating activities	45,758	20,812

Cash flows from investing activities:
Expenditures for property, plant and equipment	(64,352)	(55,061)
Proceeds from dispositions of assets	1,300	12,556
Settlement of derivative contracts	(2,716)	(7)
Other - net	758	1,369
Net cash used for investing activities	(65,010)	(41,143)

Cash flows from financing activities:
Net increase in debt	18,181	7,837
Other - net	573	767
Net cash provided by financing activities	18,754	8,604

Effect of exchange rate changes on cash	(987)	1,000

Net decrease in cash and cash equivalents	(1,485)	(10,727)

Cash and cash equivalents at beginning of the period	32,930	43,657

Cash and cash equivalents at end of the period	$31,445	$32,930

Condensed segment operating results (unaudited)
(In thousands)

	Three months ended March 31,		Twevle months ended March 31,
	2012	2011*	2012	2011*
Sales:
Original Equipment - North America (a)	$157,282	$155,601	$601,966	$573,233
South America	37,405	44,337	175,582	158,850
Original Equipment - Europe	144,127	149,718	602,848	546,709
Original Equipment - Asia	22,012	22,267	84,127	63,890
Commercial Products (a)	33,614	30,943	142,158	126,282
Segment sales	394,440	402,866	1,606,681	1,468,964
Corporate and administrative	501	325	1,078	1,482
Eliminations	(6,224)	(6,433)	(30,607)	(22,211)
Total net sales	$388,717	$396,758	$1,577,152	$1,448,235

Operating income/(loss):
Original Equipment - North America (a)	$15,531	$7,570	$47,892	$31,821
South America	525	3,003	10,353	12,975
Original Equipment - Europe	10,896	6,526	37,666	28,262
Original Equipment - Asia	(1,032)	(552)	(2,457)	(3,082)
Commercial Products (a)	2,219	1,570	14,282	12,764
Segment income from operations	28,139	18,117	107,736	82,740
Corporate and administrative	(9,631)	(10,283)	(39,396)	(39,859)
Eliminations	35	29	(89)	40
Income from operations	$18,543	$7,863	$68,251	$42,921

*	Prior period results have been revised to reflect the correction of errors which are immaterial to prior periods but too significant to correct in the fourth quarter of fiscal 2012.

(a)
Segment operating results were retrospectively adjusted for comparative purposes to reflect the realignment of the Nuevo Laredo, Mexico facility into the Original Equipment - North America segment from the Commercial Products segment for the three and twelve months ended March 31, 2011.

Modine Manufacturing Company
Net debt (unaudited)
(In thousands)

	March 31, 2012	March 31, 2011
Debt due within one year	$19,721	$9,087
Long-term debt	144,560	138,582
Total debt	164,281	147,669

Less: cash and cash equivalents	31,445	32,930
Net debt	$132,836	$114,739

Free cash flow (unaudited)
(In thousands)

	Three months ended March 31,		Twelve months ended March 31,
	2012	2011	2012	2011
Net cash provided by operating activities	$27,455	$22,232	$45,758	$20,812
Net cash used for investing activities	(19,877)	(26,103)	(65,010)	(41,143)
Prepayment penalties on senior notes	-	-	-	16,570
Free cash flow	$7,578	$(3,871)	$(19,252)	$(3,761)

SOURCE: Modine Manufacturing Company

Modine Manufacturing Company
Kathleen Powers, 262-636-1687
k.t.powers@na.modine.com